                                        EX-99.B(l)invinitcap

                                AGREEMENT

Waddell & Reed, Inc., in consideration of the issuance and sale to it by
Waddell & Reed InvestEd Portfolios, Inc. (Fund) of 3,400 shares of Class A common stock of Waddell & Reed InvestEd Growth Portfolio, 3,400 shares of
Class A common stock of Waddell & Reed InvestEd Balanced Portfolio and
3,400 shares of Class A common stock of Waddell & Reed InvestEd
Conservative Portfolio, for the total payment of $102,000.00, the receipt of which is acknowledged by the Fund, hereby recognizes that said amount was paid to the Fund in order for the Fund to comply with Section 14 of the
Investment Company Act of 1940, and represents that it is acquiring said shares for investment and not with a view toward resale.

Dated this 27th day of August, 2001.

                                  WADDELL & REED, INC.

                                  By  /s/Robert L. Hechler
                                  --------------------------------------
                                  Robert L. Hechler, President

Accepted:

WADDELL & REED INVESTED PORTFOLIOS, INC.

By  /s/Kristen A. Richards
-----------------------------------------------
Kristen A. Richards, Vice President, Secretary
  and Associate General Counsel